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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            KEY ENERGY SERVICES, INC.

         Key Energy Services, Inc., a Maryland corporation (the "Corporation"), certifies to the Maryland Department of Assessments and Taxation as follows:

                  (1) The Corporation desires to amend its Amended and Restated Articles of Incorporation as are currently in effect (the "Articles of Incorporation") in accordance with Section 2-601 and 2-602 of the Maryland General Corporation Law.

                  (2) These Articles of Amendment amend Paragraph (a) of Article FIFTH of the Amended and Restated Articles of Incorporation of the Corporation.

                  (3) The Board of Directors of the Corporation, by unanimous written consent effective as of October 19, 1999, adopted a resolution that these Articles of Amendment shall be submitted for shareholder approval as being advisable and in the best interests of the Corporation.

                  (4) These Articles of Amendment were duly adopted by the stockholders of the Corporation in accordance with Section 2-604 of the Maryland General Corporation Law at the Corporation's Annual Meeting held on January 31, 2000.

         Paragraph (a) of Article FIFTH of the Articles of Incorporation is amended to read in its entirety as follows:

          "FIFTH: (a) The total number of shares of shares of stock of all classes which the Corporation has authority to issue is Two Hundred Million (200,000,000) shares of capital stock amounting in aggregate par value to $20,000,000. All of such shares are initially classified as "Common Stock" (Par value $.10 per share). The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, provided, however, that, notwithstanding anything to the contrary in these Articles, no such classification or reclassification shall create a class of stock which shall (i) have more than one vote per share, (ii) be issued in connection with any so-called "shareholder rights plan," "poison pill" or other anti-takeover measure, or (iii) be issued for consideration which is less than fair consideration as determined in good faith by the Corporation's Board of Directors."

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         Immediately before the effectiveness of these Articles of Amendment, the Corporation has authority to issue 100,000,000 shares of Common Stock, par value $.10 per share, with an aggregate par value of $10,000,000.

         Upon effectiveness of these Articles of Amendment, the Corporation will have authority to issue 200,000,000 shares of capital stock, all of which will be initially classified as Common Stock, par value $.10 per share, with an aggregate par value of $20,000,000.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary on January 31, 2000.


/s/ Jack D. Loftis, Jr.                           /s/ Francis D. John
--------------------------------                  ------------------------------
Jack D. Loftis, Jr., SECRETARY                    Francis D. John, PRESIDENT


         THE UNDERSIGNED, President of Key Energy Services, Inc., who executed on behalf of the Corporation these Articles of Amendment, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are to be the corporate act of the Corporation and hereby certifies that the matters and facts set forth herein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                  /s/ Francis D. John
                                                  ------------------------------
                                                  Francis D. John, PRESIDENT